Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, $0.0001 par value per share, of Great Lakes Dredge & Dock Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 21, 2016

PRIVET FUND LP

By:	Privet Fund Management LLC General Partner

By:	/s/ Ryan Levenson
	Name:	Ryan Levenson
	Title:	Managing Member

PRIVET FUND MANAGEMENT LLC

By:	/s/ Ryan Levenson
	Name:	Ryan Levenson
	Title:	Managing Member

/s/ Ryan Levenson
Ryan Levenson